Herman Miller Reports Strong Profit Improvement; Continued Growth in the First Quarter of FY2012
Webcast to be held Thursday, September 22, 2011, at 9:00 AM EDT

Release	Immediate
Date	September 21, 2011
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its first quarter ended September 3, 2011. The quarter includes 14 weeks of operations as compared to a standard 13-week period. The additional week is required periodically in order to more closely align Herman Miller's fiscal year with the calendar months.
The company reported net sales in the first quarter of $458.1 million; an increase of 20.3% from the same quarter in fiscal 2011. Orders in the period of $481.4 million were 22.2% above the prior year level. Diluted earnings per share in the first quarter of fiscal 2012 were $0.42 compared to $0.22 in prior year period.
Brian Walker, Chief Executive Officer, stated, “We are very pleased with our performance this quarter, which was highlighted by continued sales and order growth and improved profitability. Despite ongoing volatility in the financial markets and a cautious pace in the broader economy, our business has shown remarkable resilience. Together with the many improvements we've made in the business over the past year, our performance this quarter gives us confidence that we are well positioned to face the opportunities and challenges ahead.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data) Three Months Ended
	9/3/11 (14 wks)	8/28/10 (13 wks)	Percent Change
Net Sales	$458.1	$380.7	20.3%
Gross Margin %	33.7%	32.5%	N/A
Operating Expenses	$112.5	$93.5	20.3%
Restructuring Expenses	—	$0.9	N/A
Operating Earnings %	9.1%	7.7%	N/A
Adjusted Operating Earnings % *	9.1%	6.5%	N/A
Net Earnings	$24.6	$16.1	52.8%
Earnings Per Share - Diluted	$0.42	$0.22	90.9%
Adj. Earnings Per Share - Diluted *	$0.42	$0.23	82.6%
Orders	$481.4	$393.8	22.2%
Backlog	$289.6	$257.1	12.6%

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Herman Miller's consolidated first quarter gross margin of 33.7% was 120 basis-points higher than the same quarter last fiscal year. Benefit captured from the company's May 2011 price increase and improved leverage from higher production levels in the period drove the majority of the year-over-year improvement. These factors were partially offset in the quarter by comparatively higher commodity costs.
On a sequential-quarter comparison, gross margin in the first quarter increased 70 basis-points from the fourth quarter of fiscal 2011. Here again, net benefit captured from the price increase and higher relative production levels contributed to the improvement. Additionally, incentive bonus expenses recorded in the first quarter were lower in relation to fourth quarter level.
Operating expenses in the first quarter of $112.5 million were $19 million higher than the prior year. Approximately $5 million of this increase relates to favorable adjustments made in the prior year period related to Nemschoff purchase contingencies. Much of the remaining increase was driven by variable expenses related to the growth in net sales between periods. Employee compensation and benefit expenses in the quarter were also higher than the prior year level due in large part to increased incentive bonus and retirement benefit accruals.
Sequentially, Herman Miller's first quarter operating expenses were approximately $1.6 million below the level reported in the fourth quarter of fiscal 2011. The sale of two owned dealerships during the first quarter drove a sequential decrease in operating expenses that helped offset the impact of the extra week. In addition, incentive bonus expenses recognized in the first quarter were below the level recorded during the fourth quarter of fiscal 2011.
Greg Bylsma, Chief Financial Officer, stated, “In addition to continued sales growth, our results this quarter reflect improved operating efficiencies and a net pricing benefit that exceeded our expectations. The result was an increase in consolidated gross margin to its highest percentage in three years. This helped drive substantial improvements in operating earnings, EPS, and overall cash flow relative to the same quarter last fiscal year.”

Herman Miller's effective income tax rate in the first quarter was 33.3%. This was below the U.S. statutory rate primarily due to tax benefits from the manufacturer's deduction under the 2004 American Jobs Creation Act. In the prior year first quarter, Herman Miller's effective tax rate was 30.8%, which was largely driven by the benefits from the manufacturing deduction along with foreign tax credits related to the payment of an inter-company cash dividend paid in the quarter.
The company ended the first quarter with total cash of $182.3 million; an increase of $40.1 million from the fiscal 2011 year end balance. Cash flow generated from operations in the quarter was $39.2 million compared to $7.9 million in the first quarter of last fiscal year.

Mr. Walker concluded, “We're off to a great start to the fiscal year, and while the global economic picture is far from certain, I'm encouraged by the momentum of our business and the energy and engagement of our talented people. I'm also confident that the range of initiatives we have planned in the months ahead will demonstrate our continued commitment to growth through design and innovation.”

The company announced a live webcast to discuss the results of the first quarter of fiscal 2012 on Thursday, September 22, 2011, at 9:00 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company's website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Supplemental Reconciliation: Components of Earnings Per Share
The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the quarterly periods indicated.

Earnings Per Share - Basic	Three Months Ended
	9/3/2011	8/28/2010
Numerator (in millions): Net Earnings	$24.6	$16.1

Denominator: Weighted-Average Common Shares Outstanding	58,056,358	56,976,466

Earnings Per Share - Diluted	Three Months Ended
	9/3/2011	8/28/2010
Numerator (in millions): Net Earnings	$24.6	$16.1
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company's option, net of tax	─	(3.3)
Numerator for diluted EPS	$24.6	$12.8

Denominator: Weighted-Average Common Shares Outstanding	58,056,358	56,976,466
Potentially dilutive shares resulting from stock plans	306,122	888,555
Denominator for diluted EPS	58,362,480	57,865,021

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and adjustments to acquisition-related contingent purchase price liabilities. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.

The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended
	9/3/2011	8/28/2010
Earnings per Share - Diluted	$0.42	$0.22
Add back: Restructuring expenses	—	0.01
Adjusted Earnings per Share - Diluted	$0.42	$0.23

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

	Three Months Ended
($ millions)	9/3/2011	8/28/2010
Operating Earnings	$41.8	$29.2
Add: Restructuring expenses	—	0.9
Less: Adjustments to contingent purchase consideration	—	(5.3)
Adjusted Operating Earnings	$41.8	$24.8

About Herman Miller
Herman Miller works for a better world around you-with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2011. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2011, Herman Miller again received the Human Rights Campaign (HRC) Foundation's top rating in its annual Corporate Equality Index and was also cited by FORTUNE as the "Most Admired" company in the contract furniture industry. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended September 3, 2011, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	September 3, 2011		August 28, 2010
Net Sales	$458.1	100%	$380.7	100%
Cost of Sales	303.8	66.3%	257.1	67.5%
Gross Margin	154.3	33.7%	123.6	32.5%
Operating Expenses	112.5	24.6%	93.5	24.6%
Restructuring Expenses	−	−	0.9	0.2%
Operating Earnings	41.8	9.1%	29.2	7.7%
Other Expense, net	5.0	1.1%	6.0	1.6%
Earnings before Income Taxes	36.8	8.0%	23.2	6.1%
Income Tax Expense	12.2	2.7%	7.1	1.9%
Net Earnings	$24.6	5.4%	$16.1	4.2%
Earnings Per Share - Basic	$0.42		$0.28
Weighted Average Basic Common Shares	58,056,358		56,976,466
Earnings Per Share - Diluted	$0.42		$0.22
Weighted Average Diluted Common Shares	58,362,480		57,865,021

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended
	September 3, 2011	August 28, 2010

Net Earnings	$24.6	$16.1
Cash Flows provided by Operating Activities	39.2	7.9
Cash Flows provided/(used) for Investing Activities	0.4	(5.7)
Cash Flows provided/(used) for Financing Activities	0.8	(1.6)
Effect of Exchange Rates	(0.3)	1.3
Net Increase in Cash	40.1	1.9
Cash, Beginning of Period	$142.2	$130.5
Cash, End of Period	$182.3	$132.4

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	September 3, 2011	May 28, 2011
Assets
Current Assets
Cash and Cash Equivalents	$182.3	$142.2
Marketable Securities	10.2	11.0
Accounts Receivable, net	161.8	193.1
Inventories, net	70.0	66.2
Prepaid Expenses and Other	43.7	59.2
Totals	468.0	471.7
Net Property and Equipment	166.6	169.1
Other Assets	166.5	167.2
Total Assets	$801.1	$808.0
Liabilities and Shareholders' Equity
Current Liabilities
Current Maturities of Long-term Debt	─	─
Accounts Payable	107.3	112.7
Accrued Liabilities	126.8	153.1
Totals	234.1	265.8
Long-term Debt, Less Current Maturities	250.0	250.0
Other Liabilities	86.6	87.2
Total Liabilities	570.7	603.0
Shareholders' Equity Totals	230.4	205.0
Total Liabilities and Shareholders' Equity	$801.1	$808.0